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                                PROMISSORY NOTE

                                                                    JUNE 2, 1995
US$ 10,000,000.--


     FOR VALUE RECEIVED, the undersigned ("Payor") promises to pay to the order of Gist-Brocades International B.V., a corporation of The Netherlands with its principal office and place of business at Wateringseweg 1, P.O. Box 1, 2600 MA Delft, The Netherlands ("Payee"), the principal amount of ten million United States Dollars (US$ 10,000,000.--) with interest thereon at an annual rate equal to five percent (5%) per annum on the outstanding principal hereof. Interest shall be computed on the basis of a 360 day year on the actual number of days the principal is outstanding during each annual interest period. Interim payments under this Note shall be due and payable in annual instalments, with the first instalment due on April 15, 1996, and annually on each April 15 thereafter, with the amount of each interim payment being equal to the amount received as interest by Payor pursuant to the Amended and Restated and Substituted Promissory Note dated May 4, 1994 (the "FermPro Note"), in the original principal amount of ten million United States Dollars (US$ 10,000,000.--) issued by FermPro Manufacturing, LP to IBIS Limited Partnership and assigned to Payor on the date hereof. All interim payments received shall be applied to the payment of accrued interest hereon. Payments of accrued interest will only be payable if and to the extent interest is paid under the FermPro Note; provided accrued and unpaid interest will be payable upon prepayment or acceleration of this Note as further provided herein. If not paid earlier pursuant to the terms of this Note, the entire outstanding principal balance of this Note, plus accrued and unpaid interest in an amount up to the interest paid under the FermPro Note through the date of payment of this Note, shall be due and payable on the earlier of June 3, 2000 or the prepayment in full of the principal of the FermPro Note, whether by acceleration or voluntary prepayment or at maturity. On each interim payment date, whether or not any payment is due hereunder, Payor shall provide the holder with any certificates provided by FermPro Manufacturing, LP in connection with FermPro's annual payment pursuant to the FermPro Note.




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     All payments set forth herein shall be made in lawful money of the United
States at the address of Payee set forth above or at such other place as may be designated in writing by the holder hereof.

     Payor agrees not to amend, modify or waive the FermPro Note without the prior written consent of holder.

     This Note is being made and delivered by Payor to Payee pursuant to Section
2.9 of that certain Purchase Agreement, dated as of June 2, 1995 (the "Purchase Agreement"), among Genencor International, Inc. a Delaware corporation, and Royal Gist-Brocades N.V., and is entitled to the benefit of the security, if any, provided thereby, and of the guarantees of even date herewith of Cultor Ltd. and Eastman Chemical Company, respectively, and Payee or the holder of this Note shall have all of the rights in respect hereof set forth in each thereof.

     Upon the happening of an Event of Default (as that term is defined below), this Note, if not then due, shall at the option of Payee or holder hereof, become due and payable immediately without demand or notice to Payor or any endorser or guarantor hereof. Any amount of principal which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal amount is paid in full at an annual rate equal to the greater of seven percent (7%) or the maximum rate permitted by applicable law. Payor and all endorsers and guarantors hereof jointly and severally waive presentment, demand for payment, notice of dishonour, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

     An Event of Default for the purposes hereof shall occur upon: (1) the failure of the Payor to make any interest or other payment as and when the same becomes due in accordance with the terms hereof, which failure continues for ten
(10) days after notice to the Payor that such payment is due and payable; (2) any breach by Payor of the noncompetition and/or nonassertion undertakings as they affect Payee and as contained in the Purchase Agreement; (3) the failure of Payor to deliver the Assets to be transferred by Payor to Payee as set
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out in the Purchase Agreement; or (4) the institution of any bankruptcy, insolvency or receivership proceedings by or on behalf of the Payor, which proceedings are not stayed or dismissed within thirty (30) days of the filing thereof.

     This Note may be prepaid in whole or in part by Payor, provided that Payor first gives seven (7) days' prior notice of such prepayment, by payment to Payee of an amount equal to the sum of (i) the principal amount of this Note so to be prepaid, and (ii) accrued and unpaid interest on the Note all in accordance with the terms hereof.

     This Note shall be prepaid in whole, including all principal, interest and any accrued cost, all without right of setoff, upon the execution by Payor of any binding agreement to transfer all or substantially all of those assets of Payor which were acquired from Payee under the terms of the Purchase Agreement.

     If any payment required by this Note, or any portion thereof, or any monies owing hereunder to the Payee, is not paid at the time and place specified therefor, and the Payee employs counsel with respect to the collection of this Note in relation to any suit or proceeding relating to the realization of the Payee's rights, powers and/or remedies under this Note, or to attempt to collect or to enforce this Note against the Payor or any other party, then, in any such event, all reasonable attorneys' fees arising from such services, and all reasonable expenses, costs and charges relating thereto and all other reasonable costs of collection shall be an additional liability owing hereunder by the Payor to the Payee, payable on demand and bearing interest, from the date of such demand until payment thereof to the Payee, at an interest rate per annum equal to the greater of seven percent (7%) or the maximum rate permitted by applicable law.

     The remedies of the Payee or other holder hereof shall be cumulative and concurrent, and may be pursued irregularly, successively or together, at the sole discretion of the holder hereof. No act or omission of the holder, and no failure to exercise any right or remedy when permitted hereunder shall be deemed a waiver or release of same.

     Notwithstanding any provision herein, all conflicts under


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or relating to the Purchase Agreement shall be exclusively resolved pursuant to the terms of that Purchase Agreement.

     This Note shall be governed by and interpreted under the laws of the State of New York, without giving effect to the principles thereof concerning conflict of laws.

     IN WITNESS WHEREOF, Payor has executed this Note the day and year first above written.

                                             GENENCOR INTERNATIONAL, INC.

                                             By: /s/ W. THOMAS MITCHELL
                                               --------------------------------

                                             Name:  W. Thomas Mitchell
                                                  -----------------------------

                                             Title:   Pres/CEO
                                                   ----------------------------